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[LOGO]     MARITRANS
           Two Harbour Place
           302 Knights Run Avenue
           Tampa, FL 33602
           813-209-0600
           800-922-4596

FOR FURTHER INFORMATION CONTACT:
WALTER T. BROMFIELD (813) 209-0602
JUDITH M. CORTINA (610) 595-8055                        NEWS
                                                        RELEASE
                                                        FOR IMMEDIATE RELEASE




           MARITRANS INC. APPROVES RENEWAL OF STOCKHOLDER RIGHTS PLAN

         TAMPA, FL - (June 26, 2002) - Maritrans Inc. (NYSE: TUG) (the "Company") announced today that its Board of Directors has declared a dividend on the outstanding shares of its Common Stock (the "Common Shares") in the form of rights to purchase shares of preferred stock (the "Rights") in connection with a new stockholders rights plan (the "Plan"). The Plan will be in essence a renewal of the Company's existing stockholder rights plan that expires on August 1, 2002 and will be entered into by the Company and American Stock Transfer & Trust Company, as rights agent, on such date.

         The Plan contains substantially the same terms as the existing stockholder rights plan and is designed to ensure that all stockholders of the Company receive fair value for their Common Shares in the event of any proposed takeover of the Company and to guard against the use of partial tender offers or other coercive tactics to gain control of the Company without offering fair value to the Company's stockholders.

         Stephen A. Van Dyck, Chairman and Chief Executive Officer of the Company, said, "We believe that this Plan protects stockholder interests in the event that the Company is confronted with coercive or unfair takeover tactics, including offers that do not treat all stockholder interests fairly or do not maximize the value of the Company, including the long-term gains which the stockholders could reasonably expect to receive if the Company remains independent."

         Mr. Van Dyck stressed that, "The Plan is not intended, nor will it operate, to prevent an acquisition of the Company on terms that are favorable and fair to all stockholders. The Plan is designed to deal with the very serious problem of unilateral actions by hostile acquirors that are calculated to deprive the Board and stockholders of their ability to pursue the business strategies of the Company and to otherwise seek to maximize value for all stockholders."

         Under the terms of the Plan, Rights will be distributed as a dividend at the rate of one Right for each Common Share held as of the close of business on August 1, 2002, the expiration date of the existing stockholder rights plan. Stockholders will not actually receive certificates for the Rights at this time, but the Rights will become part of each outstanding Common Share. An additional Right will be issued along with each Common Share that is issued or sold by the Company after August 1, 2002. All Rights will expire on August 1, 2012.

         Such dividend and the distribution of Rights may be cancelled by the Board of Directors if the Rights under the Company's existing stockholder rights plan are redeemed or become exercisable at any time prior to August 1, 2002. If the dividend is cancelled by the Board of Directors, the Company will not enter into the new stockholder rights plan.

         Each Right will entitle the holder to buy 1/100 of a share of Series A Junior Participating Preferred Stock of the Company at an exercise price of $57 per share. The Rights will be exercisable and will trade separately from the Common Shares only if a person or group acquires beneficial ownership of 20% or more of the Company's Common Shares or commences a tender or exchange offer that would result in such a person or group owning 20% or more of the Common Shares. Only when one or more of these events occur will stockholders receive certificates for the Rights.
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MARITRANS INC. APPROVES RENEWAL OF STOCKHOLDER RIGHTS PLAN
Page 2
June 26, 2002

         If any person actually acquires 20% or more of Common Shares -- other than through a tender or exchange offer for all Common Shares that provides a fair price and other terms for such shares -- or if a 20%-or-more stockholder engages in certain "self-dealing" transactions or engages in a merger or other business combination in which the Company survives and its Common Shares remain outstanding, the other stockholders will be able to exercise the Rights and buy Common Shares of the Company having approximately twice the value of the exercise price of the Rights. Additionally, if the Company is involved in certain other mergers where its shares are exchanged or certain major sales of its assets occur, stockholders will be able to purchase the other party's common shares in an amount equal to approximately twice the value of the exercise price of the Rights. Upon the occurrence of any of these events, the Rights will no longer be exercisable into Preferred Shares.

         The Company will be entitled to redeem the Rights at $.01 per Right at any time until the tenth day following public announcement that a person has acquired a 20% ownership position in Common Shares of the Company. The Company in its discretion may extend the period during which it can redeem the Rights.

         Maritrans Inc. is a U.S. based company with a 74-year commitment to building and operating petroleum transport vessels for the U.S. domestic trade. Maritrans owns and operates one of the largest fleets serving the U.S. coastwise trade. The Maritrans fleet currently consists of four oil tankers and eleven oceangoing married tug/barge units with an aggregate fleet capacity of 3.6 million barrels, with over half of its capacity double-hulled. Maritrans is headquartered in Tampa, Florida, and maintains an office in the Philadelphia area that supports the Company's Northeast crude oil lightering operations. The common stock of Maritrans Inc. is listed on the New York Stock Exchange under the symbol "TUG."